Exhibit 4.1

(SPECIMEN COMMON STOCK CERTIFICATE)

NUMBER __________	SHARES __________

Southern Sauce Company, Inc.

Incorporated under the laws of the State of Florida

Par value $.001	CUSIP 84379P101

(see reverse for certain definitions)

COMMON STOCK

THIS CERTIFIES THAT

Is the owner of

Fully Paid and Non-Assessable Shares of Common Stock of Southern Sauce Company, Inc. transferable only on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed.

This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

__________________________________	__________________________________
President	Secretary

CORPORATE

SEAL